Exhibit 10.11

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE TOOL KIT

Effective September 1, 2001

Amended and Restated December 17, 2004

i

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE TOOL KIT

1. Purpose. The purpose of this Dominion Resources, Inc. Executive Stock Purchase Tool Kit (the “Tool Kit”) is to encourage and facilitate ownership of Dominion Resources, Inc. (the “Company”) common stock by the executives of the Company and certain of its subsidiaries. The Tool Kit is established in conjunction with the Dominion Resources, Inc. Incentive Compensation Plan and the Dominion Resources, Inc. New Deferred Compensation Plan. The Tool Kit includes a number of programs that the employee can use to build his or her ownership in Company Stock.

2. Eligibility. Any employee of the Company or a Subsidiary who is subject to, and has not yet met, the Stock Ownership Guideline Target under the company’s stock ownership guidelines for officers is eligible to participate in the Tool Kit.

An employee’s participation in the Tool Kit shall not obligate the Company or a Subsidiary to pay any particular salary or to continue the employment of a Participant. Additional qualifications may apply for each Program.

3. Participation.

(a) To become a Participant, an eligible employee must satisfy the requirements to participate in the Program (or Programs) of his or her choice. The agreements and other documents required under the Tool Kit shall be in such form and shall be submitted at such times and to such individuals as specified by the Administrator. No eligible employee is required to participate in the Tool Kit. The Participant shall complete, sign and submit all agreements and other documents as may be required by the Administrator relating to the desired Program.

(b) Generally, once a Participant has reached his or her Stock Ownership Guideline Target, the Participant must cease participation in any of the Programs. The exceptions are:

(i) the officer has a higher Stock Ownership Guideline Target due to a promotion;

(ii) the officer anticipates falling below his or her Stock Ownership Guideline Target due to the repayment of a loan acquired under a previous Took Kit program; or

(iii) the officer meets his or her Stock Ownership Guideline Target based on the multiple of salary calculation, but wishes to increase his or her ownership up to the set number of shares target in anticipation of future adjustments due to salary changes, market conditions, etc.

4. Bonuses under the Programs. Each of the Programs provides for a bonus to be awarded to the Participant, subject to certain limitations.

5. Bonus Deferral Program. Participants may acquire Company Stock through the Bonus Deferral Program as described in this Section 5.

(a) Under the procedures of the New Deferred Compensation Plan, a Participant may elect to defer all or a portion of an annual cash incentive plan award into the New Deferred Compensation Plan. As a part of the deferral election, the Participant shall designate the deferral as being subject to the Bonus Deferral Program. The deferral election shall include a provision that the deferred amount shall be invested in the Company Stock investment option under the New Deferred Compensation Plan. The Company Stock investment option will be subject to the terms of the New Deferred Compensation Plan and may include a deemed Company Stock investment.

(b) When the designated cash incentive plan award is contributed to the New Deferred Compensation Plan, the Company or a Subsidiary shall also contribute on behalf of the Participant to the New Deferred Compensation Plan an additional amount equal to 5% of the deferred incentive plan award (10% for officers that did not participate in the prior stock purchase and loan program). The additional contribution shall be invested in the Company Stock investment option.

(c) On behalf of the Participant, the Company or a Subsidiary shall pay the Medicare taxes imposed on the Participant due to the additional contribution under Section 5(b). The Company or a Subsidiary shall also pay the Applicable Taxes payable by the Participant with respect to this payment of Medicare taxes on behalf of the Participant.

6. Restricted Stock Exchange Program. Participants may acquire Company Stock through the Restricted Stock Exchange Program as described in this Section 6.

(a) A Participant may elect to not receive all or a portion of an annual cash incentive plan award and instead receive Restricted Stock under the Incentive Compensation Plan in place of the designated cash award. The Administrator shall determine which incentive plan awards may be designated under the Restricted Stock Exchange Program.

On the date the designated incentive award would otherwise be received, the Company shall issue Restricted Stock to the Participant under the Incentive Compensation Plan in an amount equal to 110% of the designated incentive award (125% for officers that did not participate in the prior stock purchase and loan program). The Restricted Stock will be valued based on the Fair Market Value of Company Stock as determined under the Incentive Compensation Plan.

(b) The restrictions on the Restricted Stock will lapse and the Restricted Stock will vest on the third anniversary of the date of grant of the Restricted Stock. The restrictions shall also lapse on the earlier of the Participant’s death, disability or upon a change of control.

7. Dominion Direct Program. Participants may acquire Company Stock through the Dominion Direct Program as described in this Section 7.

(a) Under the procedures of Dominion DirectR, a Participant may elect to make periodic, monthly or quarterly purchases of Company Stock. The Participant shall complete any forms required to participate in Dominion Direct and any additional forms provided for purposes of participation in the Dominion Direct Program.

(b) When Company Stock is purchased under Dominion Direct, the Company or a Subsidiary shall pay the Participant a cash bonus equal to 5% of the total amount invested in Dominion Direct under this Program.

(c) On behalf of the Participant, the Company or a Subsidiary shall pay the Applicable Taxes imposed on the Participant due to the bonus payment under Section 7(b). The Company or a Subsidiary shall also pay the Applicable Taxes payable by the Participant with respect to the payment of these Applicable Taxes.

8. Effective Date of the Tool Kit. This Amended and Restated Tool Kit shall be effective on December 17, 2004.

9. Termination, Modification, Change. If not sooner terminated or extended by the Committee or the Board, this Tool Kit shall terminate at the close of business on August 31, 2011. The Committee or the Board may terminate the Tool Kit or may amend the Tool Kit in such respects as it shall deem advisable. A termination or amendment of the Tool Kit shall not, without the consent of the Participant, adversely affect the Participant’s rights under existing participation in a Program.

10. Administration of the Tool Kit. The Administrator shall administer the Tool Kit subject to the oversight of the Committee. The Administrator shall have the authority to interpret the Tool Kit and its interpretations shall be binding on all parties. The Committee may establish and revise from time to time rules and regulations for the Tool Kit. The Committee may delegate any of its duties and responsibilities under the Tool Kit to the Administrator. The laws of the Commonwealth of Virginia shall govern the terms of this Tool Kit.

11. Notice. All notices and other communications required or permitted to be given under this Tool Kit shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Chief Financial Officer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

12. Definitions. As used in the Tool Kit, the following terms shall have the meanings indicated:

(a) “Administrator” means the individual or committee authorized by the Committee to administer the Tool Kit. Unless the Committee determines otherwise, the Administrator shall be the Director-Executive Compensation.

(b) “Applicable Taxes” means the projected assumed federal, state and local income taxes and Medicare taxes payable by a Participant due to the receipt of compensation income under a Program.

(c) “Board” means the Board of Directors of Dominion Resources, Inc.

(d) “Committee” means the Organization, Compensation and Nominating Committee of the Board.

(e) “Company” means Dominion Resources, Inc.

(f) “Company Stock” means common stock of the Company. In the event of a change in capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Tool Kit.

(g) “Stock Ownership Guideline Target” means the target amount of Company Stock that a Participant is encouraged to own for purposes of the Company’s stock ownership guidelines in place at any given time.

(h) “Incentive Compensation Plan” means the Dominion Resources, Inc. Incentive Compensation Plan or any successor plan.

(i) “New Deferred Compensation Plan” means the Dominion Resources, Inc. New Deferred Compensation Plan.

(j) “Participant” means any eligible employee who acquires Company Stock under the Tool Kit.

(k) “Program” means one of the following programs:

(i) “Bonus Deferral Program” described in Section 5;

(ii) “Restricted Stock Exchange Program” described in Section 6; and

(iii) “Dominion Direct Program” described in Section 7.

(l) “Restricted Stock” means the shares of Company Stock issued under Section 7 of the Incentive Compensation Plan.

(m) “Subsidiary” means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with the Company in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.